STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2008-2

TERMS AGREEMENT

Dated: May 28, 2008

To:	Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2008 (the “Trust Agreement”).

Re:	Underwriting Agreement Standard Terms dated as of December 21, 2005 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).
Series Designation: Series 2008-2.

Terms of the Series 2008-2 Certificates: Structured Adjustable Rate Mortgage Loan Trust Mortgage Pass-Through Certificates, Series 2008-2, Class A1, Class A1X, Class A21, Class A22, Class A31, Class A32, Class A2, Class A3, Class A4, Class A5, Class AP, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”). The primary assets of the Trust Fund on the Closing Date (as defined below) will consist primarily of a pool of conventional, first lien, adjustable rate, fully amortizing and balloon, residential mortgage loans having a total Scheduled Principal Balance (as defined in the Trust Agreement) as of the Cut-off Date of $185,239,743.83 (the “Mortgage Loans”). Only the Class A1, Class A1X, Class A21, Class A22, Class A31, Class A32, Class A2, Class A3, Class A4, Class A5, Class B1, Class B2, Class B3 and Class R (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-139693.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Certificates are rated by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”) and by DBRS, Inc. (“DBRS” and together with S&P, the “Rating Agencies”) in accordance with the following:

Class	S&P	DBRS
A1	AAA	AAA
A1X	AAA	AAA
A21	AAA	AAA
A22	AAA	AAA
A31	AAA	AAA
A32	AAA	AAA
A2	AAA	AAA
A3	AAA	AAA
A4	AAA	AAA
A5	AAA	AAA
B1	AA	AA
B2	A	A
B3	BBB	BBB
R	AAA	AAA

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for each class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

The Underwriter will sell the Offered Certificates to investors in offerings occurring within Member States of the European Economic Area in minimum initial total investment amounts of $100,000.

Cut-off Date: May 1, 2008.

Closing Date: 10:00 A.M., New York time, on or about May 30, 2008. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore.

Counsel: Dechert LLP will act as counsel for the Underwriter.

Closing Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the counsel for the Underwriter, Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: ___________________________ Name: Nicholas Stimola Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By: _____________________________ Name: Michael C. Hitzmann Title: Authorized Signatory

Schedule 1

Class	Initial Certificate Principal or Notional Amount(1) ($)	Certificate Interest Rate	Purchase Price Percentage	Approximate Amount Purchased by Lehman Brothers Inc. ($)
A1	129,668,000	Variable(2)	100%	129,668,000
A1X	129,668,000	Variable(3)	100%	129,668,000
A21	14,761,000	Variable(2)	100%	14,761,000
A22	4,689,000	Variable(2)	100%	4,689,000
A31	14,058,000	Variable(2)	100%	14,058,000
A32	4,466,000	Variable(2)	100%	4,466,000
A2	19,450,000	Variable(2)	100%	19,450,000
A3	18,524,000	Variable(2)	100%	18,524,000
A4	28,819,000	Variable(2)	100%	28,819,000
A5	9,155,000	Variable(2)	100%	9,155,000
B1	6,668,000	Variable(2)	100%	6,668,000
B2	3,150,000	Variable(2)	100%	3,150,000
B3	2,222,000	Variable(2)	100%	2,222,000
R	100	Variable(2)	100%	100
__________
(1)	These balances are approximate, as described in the Prospectus Supplement.
(2)	These certificates will accrue interest based on adjustable interest rates, as described in the Prospectus Supplement.
(3)	These certificates will be interest-only certificates and will accrue interest based on their notional amount as described in the Prospectus Supplement.